Exhibit 99.2

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EDITED TRANSCRIPT

SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

EVENT DATE/TIME: APRIL 01, 2013 / 08:30PM GMT

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

CORPORATE PARTICIPANTS

Jane Green SciClone Pharmaceuticals, Inc. - IR

Friedhelm Biobel SciClone Pharmaceuticals, Inc. - President, CEO & Director

Gary Titus SciClone Pharmaceuticals, Inc. - SVP & CFO

CONFERENCE CALL PARTICIPANTS

Hamed Khorsand BWS Financial - Analyst

Tim Lynch Stonepine Capital - Analyst

Yi Chen Aegis Capital - Analyst

Hank Beinstein Gagnon Securities - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the 2012 SciClone Pharmaceuticals earnings conference call. At this time, all participants are in a listen-only mode. Later on in the conference, we shall facilitate a question-and-answer session. (Operator Instructions).

I would now like to turn the conference over to Ms. Jane Green of Investor Relations. Please proceed.

Jane Green - SciClone Pharmaceuticals, Inc. - IR

Good afternoon. SciClone would like to thank you for joining the call today. The Company would also like to remind you that today’s call is being recorded.

Speaking on today’s call are Dr. Friedhelm Blobel, President and Chief Executive Officer, and Gary Titus, Senior Vice President and Chief Financial Officer.

It is SciClone’s intent that all forward-looking statements regarding financial guidance and commercial development activity made during today’s call be protected under the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks and uncertainties. Actual events or results may differ materially from those projected or discussed. All forward-looking statements are based upon current information available, and SciClone assumes no obligation to update these statements. To better understand these risk factors, please refer to the documents that SciClone files with the Securities and Exchange Commission, including Forms 10-Q and 10-K.

I’ll now turn the call over to Friedhelm Blobel.

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Good afternoon and welcome to SciClone’s 2012 financial results and 2013 outlook conference call and webcast.

A few months ago we discussed in detail some challenges which had come to a head in the third quarter and slowed the growth of our business and which we anticipated would have an effect on subsequent quarters. These challenges included an increase in the channel inventory levels of ZADAXIN; matters relating to our Novamed acquisition, including the determination that we intend to negotiate more favorable terms in some of our promotion agreements; a material weakness in our internal controls, primarily related to our Novamed subsidiary; and personnel changes in the senior management team in China.

While our overall revenues increased 18% and ZADAXIN sales increased 7% for the full year, the unanticipated channel inventory buildup of ZADAXIN in the third quarter of last year impacted fourth-quarter ZADAXIN revenues, as we expected. In the fourth quarter last year and continuing in the first few months of this year, however, I’m pleased to report that we continued to make good progress in implementing important personnel, strategic, and operational improvements designed to reestablish the foundation for our revenue and profitability growth.

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Key to the turnaround has been strengthening our organizations with new senior management and the reenergized workforce committed to achieving our growth and financial goals while maintaining our commitment to act in compliance with all legal and regulatory requirements. We anticipated back in November that it would take approximately three quarters to resolve the ZADAXIN channel inventory buildup, and that by the second half of 2013, we could foresee reestablishing our growth trajectory. We believe that those assumptions continue to be reasonable and that the strategic, operational and organizational improvements we are implementing are yielding clear benefits.

We believe we are emerging from our second half 2012 challenges as a stronger and more execution-focused Company. We believe that our internal control processes have improved, our business fundamentals remain strong, and our excellent cash position at the end of 2012 is an important asset that provides significant flexibility to accomplish our growth objectives.

We have a large and diversified marketed portfolio of in-licensed and proprietary products that span high-growth markets and a well-stocked development pipeline that we are shepherding through the Chinese regulatory and early commercial processes, and that has the potential to contribute to our long-term growth. Combined with our continued focus on building high-quality FCPA compliance and improving our internal controls, we believe that our experienced and high-caliber management teams, our deep experience in the China market, and our reputation for marketing high quality products that comply with Western manufacturing standards, position us well to take advantage of the significant growth potential in the China pharmaceuticals market and continue to build shareholder value.

Our top priorities for 2013 and beyond are to continue to execute on our strategy to reestablish SciClone’s growth trajectory; to implement our strategies for long-term growth of ZADAXIN; to expand Depakine sales; to build momentum for potential market leaders such as Aggrastat; to enhance the quality and performance of our organization; to establish profitability in our product promotion business; to seek new product in-licensing opportunities to drive long-term growth; to continue our commitment to compliance as an integral part of our culture and business practice; and enhance our positions within the China pharmaceutical market.

There were several positive developments in our ZADAXIN business in the fourth quarter of 2012 that underscore our confidence in ZADAXIN as a continuing growth engine for SciClone.

As we noted before, the government-mandated price review resulted in a favorable outcome for our Company. This was due to the successful renegotiation of our relationship with Sinopharm, our key industry partner and exclusive ZADAXIN importer in China who agreed to absorb the majority of the 18% reduction in the retail list price.

As a result, the actual impact to our future sales of ZADAXIN will be less than a 5% decrease to revenues and margins. Their actions reflect how highly ZADAXIN is valued by our industry partners, enabling greater distribution to patients with serious medical conditions who may now have greater access to this important and more affordable therapy.

Over the long-term, we believe that the price revision can positively affect ZADAXIN sales through increased volume and broader penetration from the Tier 3, as well as Tier 2 cities in targeted geographies and that it can strengthen our provincial tendering strategies.

We have also been pleased to see that based on information available to us, ZADAXIN hospital demand increased in the fourth quarter after a few relatively slack quarters. We expect a continued increase in hospital demand, which will translate into resumed growth in the second half of 2013.

Most importantly, we have seen significant progress in decreasing our ZADAXIN channel inventory levels. We expect to see continued improvement in the channel inventory levels through the first half of 2013 with a potential to return to more typical levels for imports drugs after midyear.

We also continue to implement our wider and deeper strategy to penetrate more deeply not only top-tier cities and hospitals, but more broadly into second-tier markets to grow ZADAXIN sales.

Today ZADAXIN has approximately 13% of the volume share in the thymalfasinmarket and more than 40% of the renminbi value share. We continue to focus on building demand for ZADAXIN based on its excellent reputation as a high quality, premium brand and see additional market opportunities for ZADAXIN such as in liver cancer and in the treatment of sepsis and in general surgery.

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

I would like to take a moment to expand on the opportunity for ZADAXIN in sepsis. Sepsis is an extremely serious health challenge all over the world and also in China, as it is estimated that in 2004, the year for which we have specific data, the incidence was 40,000 patients per year. That is more than all cancer patients combined in China, which number about 3.6 million. So the market potential for ZADAXIN in this indication is quite large.

We have mentioned before that a clinical trial was being conducted by China investigators, including some of the major thought leaders in sepsis to explore the potential therapeutic value of using ZADAXIN plus standup therapy to treat patients with sepsis.

Recently results from this randomized, multi-center clinical trial were published in the prestigious international journal, Critical Care. Also published in the journal was an accompanying commentary by one of the leading sepsis experts in the world, [Dr. Richard Hogkis] who more than 10 years ago was instrumental in expanding understanding of the complex pathophysiology of sepsis and hypothesize that immune therapy, rather than the use of anti-inflammatory therapies, might be clinically valuable.

In fact, the results of the trial with ZADAXIN, which was one of the first trial to use a known immunostimulatory agent to reduce 28-day mortality, saw the hypothesis to have merit, leading this researcher to conclude in his commentary that immune therapy offers new help in the treatment of sepsis and may dramatically change the face of the disease.

The results of the ZADAXIN clinical trial that excited this sector’s expert showed a marked benefit in patient outcomes, including a compelling 9% reduced risk of death and positive trends in other major clinical outcomes for subjects receiving ZADAXIN.

So we are optimistic that with this initial response and support from the medical community, that ZADAXIN could be included in the ministry’s and clinical practice guidelines at some point in the future, thus opening up the very significant market in sepsis for our flagship product.

At the same time, SciClone intends to discuss with the lead investigator potentially conducting another larger, well-controlled trial or extending the current trial. We will look forward to keeping you informed of this exciting commercial opportunity for ZADAXIN.

We are pleased that our Aggrastat momentum continues to build. Our major focus on Aggrastat, now that its price has been set, is to take advantage of the provincial tenders which should begin now that the Chinese New Year has passed. We have a capable sales and marketing team focused on growing this potential cardiology market leader, which has significant therapeutic potential in the fast-growing coronary stent market.

As we have noted before, Aggrastat is the only imported glycoprotein IIb/IIIa drug completing in the acute coronary syndrome market, and we believe it has tremendous potential. Neither Reopro nor Integrilin, Aggrastat’s competitors in the US and Europe, have to our knowledge begun the CFDA approval process in China, which means they are at least five to seven years behind.

We are working closely with Iroko, our licensing partner, on an Aggrastat market uptake plan providing our sales force with professional training and knowledge to effectively educate physicians about the product’s benefits.

One of our top priorities for 2013 is to establish our product promotion business as a profitable enterprise that contributes to achievement of our overall financial goals. Toward that end, we continued to make significant progress in renegotiating our agreements through industry partners, Baxter and Pfizer, to achieve more favorable terms.

We are pleased to have achieved a one-year extension of our agreement with Sanofi for continued promotion of four key products — the anti-epileptic Depakine; the hypnotic Stilnox; the ACE inhibitor Tritace; and Xatral to treat benign prostatic hyperplasia or BPH. All those promotion fees that allow for profitability. All of these products are high quality, therapeutically differentiated and meet important medical needs.

Depakine revenues rank second among SciClone’s revenue-generating products, and during the last three years under a promotional agreement, sales have increased significantly on an annual compounded basis.

As the set of current agreements expire between the end of 2012 and June 2013, Sanofi and we agreed to group the products and renew their agreement until December 31, 2013 at the same terms. We anticipate pursuing discussions with Sanofi in the second quarter with a goal of extending our agreement for the long-term.

Relative to Baxter and Pfizer, we have entered into short-term extensions and are in negotiations concerning long-term renewals. As we have emphasized, the product promotion business is valuable to our partners as it enables them to take advantage of SciClone’s excellent commercial capabilities and replication to increase market uptake for their products. The promotion business is valuable to SciClone when the terms of the agreements are favorable and these are agents contribute to achieving

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

our profitability goals. We place great value on all of our industry partners, and the relationships we have today have contributed to broadening SciClone’s marketed product pipeline and our reputation as a partner of choice for companies that want to leverage our talents and established position in the China market. We intend to strengthen that reputation by establishing agreements that benefit SciClone and our shareholders, as well as bring valuable products to patients in need.

In addition to enhancing the value of our promotion business in 2013, we are optimistic about our prospects to utilize in-license additional products with significant near-term revenue and profitability potential. We continue to seek in-licensing opportunities that represent branded, differentiated products that are already approved or that have a clear regulatory approval pathway in China based on existing regulatory approval outside of China. Our objective is to in-license product with high margins that can augment our product sales revenue and that can approach ZADAXIN-like revenue potential in large commercial markets. We believe that our network of collaborators, combined with our long-standing presence and strong reputation in the China market, position us well to identify and obtain such opportunities.

In the meantime, we continue to anticipate that the latest stage products in our China development pipeline can progress toward the market. We are working on the final stage of the regulatory approval in China for our in-license candidate, DC Bead, and on the approval process for our other product candidates, all of which are in clinical trials or in other stages of the regulatory approval process.

Loramyc, which we license from BioAlliance and which is a Muco-adhesive tablet to treat oro-pharyngeal candidiasis, has recently started the bridging clinical trial, which is an important later step in the regulatory process. We are feeling encouraged by the enhancements we have made in our organization and our ability over the last two quarters to recruit high-quality local senior management with substantial track records of success.

The hiring of our CEO for China operations and several new vice presidents leading key functions such as our ZADAXIN business unit, business development, science, regulatory affairs and human resources represent a very substantial accomplishment and demonstrate our ability to build a high performing team for the future. All of these individuals see the opportunity inherent in SciClone and are determined to work together to build our success.

We are especially pleased to have announced that Hong Zhao has joined SciClone as Chief Executive Officer, China Operations. Hong is an accomplished, respected pharmaceutical industry executive with more than 20 years of experience in leading the commercial operations, market expansion, and growth of multinational companies in China, including Simcere, Novartis and Janssen. Zhao is a skilled executive with proven ability to exceed performance goals, give a strong top- and bottom-line performance, manage and inspire effective sales organizations, establish productive relationships with industry partners, and implement innovative and effective corporate strategies. Throughout his career, he has demonstrated the ability to bring new ways of thinking into his companies. He has implemented effective sales force management strategies, incentives and performance measures, aligned organization’s top growth and leveraged the full potential of individuals and teams. I am confident that with his extensive commercial, operational and commercial strategic leadership experience and his strong commitment to compliance throughout the organization, he will help to drive our business forward to our next level of achievement.

Another major accomplishment for our Company was the addition of Simon Li, a highly accomplished and respected leader in the pharmaceutical and medical device industries in China, to our Board of Directors. Simon brings to our Board extensive international expertise and perspectives. His knowledge of emerging markets, success in building profitable companies, and managing complex commercial operations will be of significant value to SciClone as we work to strengthen our position within the China market.

We firmly believe that in the end, business is largely about people. Today our organization is stronger, more cohesive, and more aligned relative to what it will take to achieve our goals.

One of our most important corporate goals, as important as growing our revenue and profitability, is our commitment to operating and behaving responsibly and complying with all legal, ethical, and regulatory standards. We believe that we have made good progress in the area of trading and education on compliance, that every manager and every employee understands our commitment to compliance, and that we must do more and we must continuously improve. SciClone’s management and Board are working diligently to prove and ensure that our internal control processes are of the highest quality. While it is never pleasant to uncover noncompliant activity, we have acted quickly and appropriately to address such situations.

We have now completed our previously-announced restatement. As we noted in our February announcement, the decision to restate was made after careful review of all the available facts — the applicable accounting rules regarding revenue recognition and with the input of our independent registered public accounting firm, Ernst & Young.

From a business perspective, the modest increase in 2012 revenues and earnings and more modest decrease to 2011 revenues and earnings resulting from this restatement did not have an impact on the overall position of the Company or on its financial strength.

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

As we look forward to the remainder of 2013, we believe that the investment thesis for SciClone remains compelling. Our Company represents a unique opportunity to participate in the growth of the China pharmaceuticals market by investing in a growth-oriented, US-based company that has established sales and marketing strengths, regulatory capabilities, and a great reputation as a provider of high-quality premium brands and that is focused on delivering shareholder value.

With the government leadership transition in China complete and with our significant changes in China policy expected, it appears that healthcare reform will continue, and the China pharma market will continue to grow rapidly. It is predicted to become the second-largest market by 2020, second only to the US. It is estimated that growth will continue in the 15% to 20% range, driven by the Chinese government’s continued health-care reform policies, which are increasing consumer demand. The fact that SciClone has a broad market portfolio that spans high-growth therapeutic areas is, we believe, a major strength. As we have noted before, there is growing demand for imported pharmaceutical brands such as SciClone’s, which we believe will continue to be widely favored over locally manufactured generic products among patients and physicians, even with the government’s implementation of cost containment efforts.

We have worked diligently over the last several months to forthrightly address our internal challenges and believe that we have turned the corner and are in a position to resume our growth trajectory in the second half of the year.

Now I would like to ask Gary to discuss our financial performance. Gary?

Gary Titus - SciClone Pharmaceuticals, Inc. - SVP & CFO

Thanks, Friedhelm. As Friedhelm mentioned, there have been several developments in 2012 that affected our financial results, which were described in our press release and we will describe in additional detail in our Form 10-K filed today. I’ll provide some commentary on those matters as I review our full-year performance.

As we announced today, we have completed the restatement of periods in 2011 and 2012. The restatement primarily related to accounting errors within our Novamed subsidiary pertaining to the timing of Pfizer product revenue recognition and the recognition of product return reserves as to Aggrastat. Please see our 10-K filing today for additional details on these matters, including the impact of the restatement on prior period financial results.

I’ll begin with the review of our financial results for the fourth-quarter and full-year 2012 and then discuss our outlook for 2013. Please see our press release issued today for full details.

Revenues increased by 18% for the full year of 2012 to $156.3 million compared to revenues in the prior year of $132.6 million. Revenues decreased by 16% for the fourth quarter ended December 31, 2012 to $33.1 million compared to revenues for the same period in the prior year of $39.7 million. The increase in revenues for the full year and the decrease in revenues in the fourth quarter were also affected by the inclusion of the Novamed primary care and oncology business revenues since the date of acquisition in April 2011 and the unanticipated increase in ZADAXIN inventory in the channel, particularly in the third quarter of 2012.

For the full year of 2012, ZADAXIN revenues increased by 7% to $112.2 million compared to prior year ZADAXIN revenues of $104.8 million, and revenues attributable to the primary care and oncology product lines increased 59% to $44.1 million for the full-year 2012 compared to prior year revenues of $27.7 million.

On a pro forma basis, assuming Novamed had been acquired on January 1, 2011, revenues for the full year 2012 of $156.3 million would have been compared to revenues of $140.6 million in the prior year, an increase of $15.7 million or 11%.

On a GAAP basis, our net income for the full year 2012 was $9.6 million compared to $28.1 million for the prior year or $0.17 and $0.16 per share on a basic and diluted basis respectively compared with $0.51 and $0.49 per share on a basic and diluted basis respectively for the prior year. The decrease in per share net income included a one-time, non-cash impairment charge of approximately $42.7 million recognized in the third quarter of 2012, offset in part by certain non-cash gains which related to our Novamed acquisition, particularly the reduction of the contingent consideration accruals to zero at year end.

Our non-GAAP net income for the full year of 2012 was $36.7 million compared with non-GAAP income of $34 million last year or $0.65 and $0.63 per share on a basic and diluted basis, respectively for the full year 2012 compared to $0.62 and $0.59 per share on a basic and diluted basis respectively in the prior year.

We believe this non-GAAP information is useful to investors taken in conjunction with SciClone’s GAAP financial statements because management uses such information internally for its operating, budgeting and financial planning purposes. Non-GAAP information is not prepared under a comprehensive set of accounting rules and should only be used to supplement an understanding of our operating results as reported under GAAP. The non-GAAP calculations and reconciliations to comparable GAAP measures were derived principally as a result of the Novamed acquisition and are provided in our press release in the table titled, Reconciliation of GAAP to Non-GAAP Net Income.

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Sales and marketing expenses for the full-year 2012 were $70.3 million compared with $48.9 million in the prior year. The increase of $21.4 million was primarily a result of expansion of China operations and for the full year related to the acquisition of Novamed in April 2011.

Research and development expenses for the full year of 2012 were $6.1 million compared with $12.3 million in the prior year. Following our announcement on March 2, 2012 regarding the futility of the SCV-07 clinical development program in oral mucositis, we reduced future US-based clinical development expenses in 2012 and expect further decreases in R&D expenses in 2013.

General and administrative expenses for the full-year 2012 were $21.4 million compared with $24 million in the prior year. The decrease was primarily due to the Novamed acquisition costs incurred in 2011, which were largely offset by higher professional services expenses relating to legal and accounting matters associated with the ongoing government investigation and Novamed internal controls matter.

At December 31, 2012, cash and cash equivalents, restricted cash and investments totaled $87 million compared with $67 million at December 31, 2011. The increase in our cash balance was primarily due to the cash generated by our commercial operations, partially offset by $24.8 million used in the year ended December 31, 2012 for the repurchase of SciClone stock.

In terms of our 2013 outlook, we continue to anticipate 2013 revenues between $150 million and $155 million. We expect that ZADAXIN revenues will be lower in the first half of 2013 as ZADAXIN channel inventory is reduced compared to the first half of 2012 and believe that ZADAXIN revenues will begin to increase again by the second half of 2013 compared to the first half of 2013.

We expect non-GAAP earnings per share for the full year of 2013 to be between $0.66 and $0.72 per share. SciClone’s cash and investments at December 31, 2013 are projected to be greater than $105 million, excluding the cash impact of any future repurchases of common stock from our remaining $9.9 million repurchase plan.

I’ll now briefly address some additional matters. As I just mentioned, we have $9.9 million remaining in our share repurchase plan. We continue to believe our stock is undervalued and that repurchases are in the best interest of all of our stockholders.

Relative to the securities and exchange commission and Department of Justice’s investigations, we do not yet have visibility on the timing of the conclusion of these investigations. We remain absolutely committed to operating our business in compliance with the laws and the territories that we operate with particular emphasis on the US Foreign Corrupt Practices Act and with Sarbanes-Oxley internal control requirements, including internal audit and compliance training and certifications from our employees, importers and distributors and maintaining oversight in coordination with the US corporate office.

As previously noted, Ernst & Young, our independent registered public accounting firm, decided not to stand for reappointment. We are fully supportive of this decision, and thank E&Y for many years of service to our Company.

In the past few months, I am pleased to report that we have made significant progress in the selection of a new auditing firm. We are focused on establishing a relationship with a successor audit firm that has very broad experience and expertise in working with companies that operate in the China market. We very much appreciate the strong interest shown by candidate firms. In working with SciClone, we believe that we will be in a position shortly to announce the appointment of a new independent accounting firm with these capabilities in coming days.

With that, I will now turn the call back to Friedhelm.

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Thank you, Gary. Now I would like to ask the operator to open the call for questions. Operator?

QUESTION AND ANSWER

Operator

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

(Operator Instructions). Hamed Khorsand, BWS Financial.

Hamed Khorsand - BWS Financial - Analyst

Just a couple questions here. First off, on Q1 being seasonally slow given the Chinese New Year holiday, what kind of drag are you expecting on revenue in Q1?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Thank you for this question. You are right that Q1 is typically lower than the other quarters in the year. And I’d like to emphasize that we expect Q1 also to be particularly slower because of the further inventory adjustment which we foresee for Q1, as well as for Q2 of this year. So that’s what we expect to see.

Hamed Khorsand - BWS Financial - Analyst

Okay. And during your comments, you had talked about the hospital demand increasing. I guess how much as a percentage of revenue is hospitals representing right now?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

I mean ZADAXIN is representing in the moment about two-thirds of the revenues.

Hamed Khorsand - BWS Financial - Analyst

But you are talking about hospital demand increasing, right? So I understand it’s a hospital-driven drug, so what is that comment in reference to?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, the comment is referencing that we have seen in Q4 a nice uptick in hospital demand. And we hadn’t seen this when we looked at the more detailed numbers in the number of the quarters before where it looked more flattish than growing, and we feel that that’s certainly a positive sign because the overall growth of the market continues to take place. So with these two factors, we think that will play favorably for ZADAXIN.

Hamed Khorsand - BWS Financial - Analyst

Okay. And my last question, how much of an impact do you think there was on SciClone sales out of China given the management change? How much time before the management change — you go through this whole transition period and everyone getting accustomed to the new CEO out of China, so how much of a time difference you think it will take before we get that all squared away?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, this is not a one-time event. We have seen substantial change in the second half of last year. A number of people we have brought in in recent quarters, as I mentioned, we had for the business unit ZADAXIN, a CFO in China, the VP of Business Development, importantly VP, HR and Regulatory Affairs. So quite a number of people. And yes, Hong Zhao is, so to speak, the last in the line of important recruiting events and really adding strong new people who know the market and have background in growing the market in China. But I do not expect this is kind of a one-time event standing out from all the others, but obviously, he will get a flying start, and he will start learning as of yesterday. So he started on April 1, which China is a little bit ahead of us. So he’s onboard now for good.

Hamed Khorsand - BWS Financial - Analyst

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Okay. I understand. I’m just trying to gauge what kind of timeframe are we looking for, if there’s any kind of renewed momentum given that now you have someone heading up the Chinese business?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

I think it strengthens a lot the organization. And frankly, I’m quite proud of, if I look at the organization today, we are a much stronger team in China on the ground than we ever have been and certainly much stronger than we have been a year ago. And I think that is a key part which positions us very well to capture future growth.

Now looking at the numbers of 2013, I think we had emphasized before that the first half we will still see an impact where we have some, you may call it, artificial slow ZADAXIN sales in order to adjust — to get back to normal, ZADAXIN inventory levels, but in the second half of this year, we expect to see then the growth also be reflected in the corresponding numbers.

Hamed Khorsand - BWS Financial - Analyst

Okay. Thank you.

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Sure.

Operator

Tim Lynch, Stonepine Capital.

Tim Lynch - Stonepine Capital - Analyst

Just to follow up on some of the hospital growth that you cited. How do you know there’s hospital growth? I’m alluding to the history of not knowing the inventory in the channel and real demand versus orders coming through. What has changed that you actually think you have a handle on it that you can cite growing hospital demand?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Right. Thanks, Tim, for this question. You can imagine that when we had the problems in the second half of last year, we thought a lot about how we can make sure that we have better data in order to run the business, and we are capturing substantially more data today than we had in the past. And we feel that analyzing these data in a regular fashion gives us the knowledge and a much better handle on what hospital demand is and also, certainly, what is in the channel of the different distributor levels, meaning the importers at Tier 1 and Tier 2 distributors.

Tim Lynch - Stonepine Capital - Analyst

Okay. And just to read this, at the inventory stocking issue, I know there are a lot of disclosures in your K and Novamed acquisition and management that are self-explanatory, but how strong do you think the dynamic was around the price increase — the pending price increase, which really was throughout the full year in either augmenting some issues around inventory stocking or creating some issues? Do you feel like that really caused — did that contribute to hospital stocking up on inventory or not ordering? Do you have any kind of, with the benefit of hindsight, color, or is that just not an area of action around the whole inventory flip?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Well, I think it played a role, but to estimate in a quantitative way is probably quite difficult. And it’s certainly — it slowed down. Our stopped hospitals buying product before October 8 when the new price became effective.

Tim Lynch - Stonepine Capital - Analyst

Yes.

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

It was last year, obviously.

Tim Lynch - Stonepine Capital - Analyst

Okay. And do you feel like you really have a handle — I know you reiterated the guidance on the burn down of inventory to normal levels. Do you really feel like from the last time you gave guidance to this time that you diagnosed it properly the last time? Is it really — are you really making progress as you expected? Is there any new color on this issue that could be helpful to investors as you are burning down that inventory, or is it the same message from months ago when you disclosed it?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, I think, as I mentioned before, we have tried to put better analytics in place. We think that we have a better understanding of the situation; we have better numbers now. Are they perfect, or is there no room to improve them? I wouldn’t necessarily say that. But I feel quite confident that we have a good understanding. And when I say that for Q4 we have seen an increase in hospital demand, I’m pretty sure that all the different numbers we are looking at are really underlying this, and certainly that also leads to the corresponding reduction in the ZADAXIN stocking levels.

Tim Lynch - Stonepine Capital - Analyst

Okay. And then if you do not have the inventory — if your inventory is normalized by the end of last year, just to take a hypothetical, what kind of earning power do you think this business would have, say, for a full fiscal year if you didn’t have the inventory issue? Would it be approaching a $1 share if you had no inventory issues in the channel right now?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, I think one would have to put a couple of assumptions successively in line in order to make a statement like this, but it certainly would be clearly higher than what we have reported.

Tim Lynch - Stonepine Capital - Analyst

Yes. Okay. And clearly higher than your guidance for the year, which is kind of a bland year —

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Yes.

Tim Lynch - Stonepine Capital - Analyst

— it sounds like. Okay.

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

You made a mention of DC Bead being in the final regulatory stages. I know you have scars on your backs in terms of guidance on DC Bead, but could you expand a little bit on what that means and what it is likely to mean in terms of the potential launch of the product, as far as you know today?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, I mean we are certainly ready once what is now called the CFDA, with all the changes in China what was known as the State Food and Drug Administration, the SFDA, now is the China Food and Drug Administration, the CFDA. So whatever we will get from them as a green light at that time, we know exactly, and we have prepared the plans, how we will move this forward through setting the price and the early commercialization steps, which obviously includes listing and the like.

But the most difficult one is to predict the regulatory agency. And we do have communication with them, obviously, but you see changes in people, and there are — I mean, it’s really too early to make any kind of definite statements, but clearly we are staying very focused on that. And I think it is the one closest to what we hope to be a very positive outcome and will add another attractive product to our line.

Tim Lynch - Stonepine Capital - Analyst

Okay. Your prepared statement — maybe I read it to it imply that you think you’re closer than last time you reported on the status to us. But maybe I’m reading into it too much, and you don’t know anything new at this stage.

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, I think — I would not necessarily read a lot of change or a lot of more certainty from what we know into that statement. We are still not at the point where we have a definite reply from the agency, and we are doing all what we can, obviously, to keep this on the track of a fast approval.

Tim Lynch - Stonepine Capital - Analyst

Okay. And just a last question and then I’ll hop in the queue. The buyback, is there any — has there been a slowdown in the buyback just because of the — you have been blacked out because of the 10-K filing issues, which congratulations, are resolved. Has that slowed down recently, or has it kept pace?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, maybe Gary, he’s closest to the repurchase, so why doesn’t he answer that?

Gary Titus - SciClone Pharmaceuticals, Inc. - SVP & CFO

Tim, there are two separate components of the share repurchase program, a piece that operates in closed trading windows, and it is directed — not directed by management. And then there’s an open trading window component which does enable us to have more input into timing and size of certain purchases.

During the first quarter, you probably noted there was not an open trading window for the Company, and that limited the ability for us to have a directed trade or repurchase activity during the first quarter. So at some level, there were limitations on what could be done in the first quarter.

Tim Lynch - Stonepine Capital - Analyst

Okay. That’s helpful. All right. Thank you, guys. Appreciate it.

Gary Titus - SciClone Pharmaceuticals, Inc. - SVP & CFO

Thanks, Tim.

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Sure.

Operator

Yi Chen, Aegis Capital.

Yi Chen - Aegis Capital - Analyst

My first question is, does China’s new national essentials drug lists have any impact on SciClone’s marketed products?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Thank you for this question. Yes, there was an important announcement which you referred to about the expansion of the National Essential Drug List. And it is important to note that from our products, ZADAXIN, as well as Aggrastat, have not been included in that. So our biggest products, the same applies to Depakine, have not been included. So there is no change. Having said that, some of our smaller products like Indoxen, like Mesna from our Baxter partnership, as well as Adriamycin and Daunoblastina from our Pfizer partnership, has been included.

What was quite interesting if you look in a broader sense to this, quite a number of MNC products were included; some of the most talked about being Plavix from Sanofi, but all of the big MNCs had some of their key products included. So there was really no exception of MNCs, which would not have been included in this NEDL. And the expectation is that pricing and price setting for the new NEDL may be different from the old NEDL where we all have seen frequent and very aggressive price reductions which the government mandated.

Coming back to our four products, which are included, there is a subgroup which is defined by those where there have been supply issues or limitations of supply, and that applies to Indoxen, as well as methotrexate. I had forgotten methotrexate as one from the Pfizer partnership as also being included, and the talk is that those with certain supply limitations would not see substantial impact already or changes in pricing.

So we feel that overall there may not be too much impact on our business because it is anyhow addressing the small volume products. And for some like Indoxen and methotrexate, it could even become quite positive because the volumes will increase. The question is, how dramatically or how much the increase will be. It might be as in the past, not that big of a gain, but definitely there is some gain. The big question, obviously, is always pricing, and we may even see not much pricing impact for those products like methotrexate and Indoxen.

But it’s too early to be definite about that. And from what we hear and from we hear also from talking to other companies and already pegged what their expectations are, it will be months that new prices will be kind of established.

So when the new NEDL goes into effect May 1, it will be probably at current pricing, and then it will take quite some time until new prices will be established. And one will have to see your — just to give a little flavor to that, the announcement was the last administrative act of the outgoing administration, and there has been a lot of changes in all these government agencies with the new leadership team coming in. And the new teams will have to deal with now whatever the next steps are. And some people say that it may even delay this further to what one would usually see.

So I think in the moment, a lot of questions how this pricing will really play out for the new NEDL. But as I said at the beginning, we are only affected by this (inaudible) because our key products are not included.

Yi Chen - Aegis Capital - Analyst

Thank you. My second question is regarding Aggrastat. Is there any updates on the provincial tender status?

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Yes, we feel that everything is in place now, that the provincial tenders, at least in a couple of these new provinces will get out, and we will certainly update you accordingly.

As far as the tenders are concerned, the military tender went out a couple of days ago. It had been largely decided for a long time, but it wasn’t final. It is final now. We are included with all of our products in this expanded military tender.

Just to give you a little flavor, in the past there were quite a number of military tenders. A lot of those have been consolidated to what is now a pretty large military tender, which just came out where we are all included. There are still a few smaller military tenders, so the one is not covering all or 100% of military hospitals, but it is largely covering all of the major hospitals now. And that is certainly a very nice and favorable outcome to be included with all our products there.

Yi Chen - Aegis Capital - Analyst

Thank you. My third question is I noticed that you used the word reenergized ZADAXIN sales force in the press release, and I also notice that the sales and marketing expenses is a bit larger than all previous quarters. So have you increased your ZADAXIN salesforce, or is that expense the amount we expect to be going forward?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Gary, I don’t know if you can connect directly the numbers to these activities, whether to give it a shot.

Gary Titus - SciClone Pharmaceuticals, Inc. - SVP & CFO

Sure. So Yi Chen, let me try to help there.

The sales and marketing expenses have been higher in the fourth quarter than any of the prior quarters in 2012 — not dramatically, so they all ran $17 million, $18 million, so not dramatically different. But at the end of the day, they are increased. A significant part of that, of course, does relate to our promotion business that we acquired from Novamed in April 2011.

In terms of run rates, it’s probably going to be pretty close in 2013 to the rate that we saw at the end of the year in Q4. So expect that to be fairly close as we look into this 2013 year.

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

And let me add one thing. The reenergized ZADAXIN team is definitely correct, but it’s not necessarily very closely related to additional monies. I wouldn’t even see that there is necessarily need additional monies. It’s a very different level of experience and spirit, which I’m pleased to see, and much more an approach driving academic, scientific topics about ZADAXIN, which are pleasing me to see versus what was in the past more relationship based.

So I think that’s what I think the new team with Lan Xie has managed to bring to the ZADAXIN team in the last couple of months. And with Hong now onboard, I’m sure that we will see some of this also in the other business units. So that’s what makes me quite optimistic.

Yi Chen - Aegis Capital - Analyst

Okay. So besides sales and marketing, the expense of — the cost of product sales in terms of a percentage of total revenue has been a bit higher than prior quarters, and also the same is the case for general and administrative expenses. So are those expenses at the level that we should expect going forward?

Gary Titus - SciClone Pharmaceuticals, Inc. - SVP & CFO

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

In terms of the cost of sales elements, they tend to fluctuate a little bit, particularly stable as the ZADAXIN costs, although over time, those have decreased.

In terms of the other parts, our product or service revenues do tend to be higher, quite a bit higher in most cases. But generally speaking, those trends are going to be very similar in 2013. They are all fairly close for several years and will not change likely too much. There is a decrease in margin in the fourth quarter, which you’ve probably noted, but just think about that in terms of the overall for the year, and that annual number is pretty consistent with what you should expect going forward.

In terms of the G&A element, Yi Chen, I would just point toward some of the costs that we are currently incurring, which are, as I think I mentioned in some of the previous comments, relate largely to professional services costs; have a lot of connection to the work that we’re trying to do to make sure our internal controls are at the standard we want them to be and we expect them to be; as well as implementing compliance programs for our business practices with a heavy emphasis on China and the related activities around that.

So I think generally speaking, there is a spike in the fourth quarter for G&A, but those trends will go down later in the year but may not be in the first quarter.

Yi Chen - Aegis Capital - Analyst

Okay. Thank you. That is good to know.

My final question is, what do you expect your 2013 effective tax rate to be?

Gary Titus - SciClone Pharmaceuticals, Inc. - SVP & CFO

I think I would just point you toward our historical tax rates. In fact, our 10-K is on file. I take a look at that. That should give you a pretty good sense of what to expect in 2013 and for the foreseeable future.

Yi Chen - Aegis Capital - Analyst

Okay. Got it. Thank you.

Gary Titus - SciClone Pharmaceuticals, Inc. - SVP & CFO

Thanks, Yi Chen.

Operator

Hank Beinstein, Gagnon Securities.

Hank Beinstein - Gagnon Securities - Analyst

Congratulations on finally clearing up your restatements. I did want to get some clarification on the comment you made about the trial that is taking place, the double-blind trial using ZADAXIN for sepsis. Are we participating in that trial directly?

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Well, the trial was using ZADAXIN. We have not been a sponsor or the sponsor of this trial, but the trial was using ZADAXIN. And we are working closely with the lead PIA and his team to discuss how we can maximize the benefit of these results between he agreed to do a lecture tour to really talk about the results of this trial, and we are also thinking if we should expand or continue the trial in China with additional patients because we feel the results are quite compelling.

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APRIL 01, 2013 / 08:30PM GMT, SCLN - Q4 2012 SciClone Pharmaceuticals, Inc. Earnings Conference Call

I like to — it was not a double-blind trial in a scientific or in a technical way. It was the way it was done with block randomization, and it was also that the independent biostatisticians has been blinded. So it is clearly more than a blinded trial, but it’s not a double-blind trial.

Overall, the quality of that trial, I must say, is quite impressive. Because we have seen in China a big range of quality in terms of how clinical studies are done, and you still find frequently trials which are — you would — some would really say, poorly done. But that one has been really very well done. And therefore, the quality of the data certainly is much higher than if you have a poorly-run trial, and the number of patients was 361, I think was the exact number, is quite substantial. It was two arms. So two times 180 and 181 in the two arms. One was standard of care, and the other was standard of care plus ZADAXIN.

So we think that this is quite attractive, and we look how we can really drive this to really benefit our business. And there may be an aspect outside of China of our current focus is mainly on China.

Hank Beinstein - Gagnon Securities - Analyst

Thank you. That’s very interesting.

Operator

At this time, I’m showing no further questions in queue. I would like to turn the call back over to Mr. Friedhelm Blobel for any closing remarks.

Friedhelm Biobel - SciClone Pharmaceuticals, Inc. - President, CEO & Director

Thank you very much, everybody, for participating in our quarterly conference call. Please feel free to contact us directly should you have any further questions. Thank you very much for your attention.

Operator

Ladies and gentlemen, that concludes today’s conference. We thank you for your participation. You may now disconnect. Have a great day.

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